Issuer Free Writing Prospectus Dated July 19, 2024
Filed Pursuant to Rule 433 of the Securities Act of 1933, as amended
Relating to Preliminary Prospectus Dated July 17, 2024
Registration Statement No. 333-269684

WEBUS INTERNATIONAL LIMITED

Roadshow Presentation

(Nasdaq Proposed Ticker : WETO)

Underwritten by

NETWORK 1 FINANCIAL SECURITIES, INC.

微巴士 webus.vip | Wetour

FORWARD-LOOKING STATEMENTS

This prospectus contains forward-looking statements that reflect our current expectations and views of future events. The forward-looking statements are contained principally in the sections entitled “Prospectus Summary,” “Risk Factors,” “Management’s Discussion and Analysis of Financial Condition and Results of Operations” and “Business” in our prospectus. Known and unknown risks, uncertainties and other factors, including those listed under “Risk Factors,” may cause our actual results, performance or achievements to be materially different from those expressed or implied by the forward-looking statement.

You can identify some of these forward-looking statements by words or phrases such as “may,” “will,” “expect,” “anticipate,” “aim,” “estimate,” “intend,” “plan,” “believe,” “is/are likely to,” “potential,” “continue” or other similar expressions. We have based these forward-looking statements largely on our current expectations and projections about future events that we believe may affect our financial condition, results of operations, business strategy and financial needs. These forward-looking statements include statements relating to:

- our goals and strategies;
- our future business development, financial conditions and results of operations;
- fluctuations in interest rates;
- our expectations regarding demand for and market acceptance of our products and services;
- projections of revenue, eamnings, capital structure and other financial items;
- competition in our industry;
- relevant government policies and regulations relating to our industry;
- general economic and business conditions in the markets in which we operate;

FORWARD-LOOKING STATEMENTS

These forward-looking statements involve various risks and uncertainties. Although we believe that our expectations expressed in these forward-looking statements are reasonable, our expectations may later be found to be incorrect. Our actual results could be materially different from our expectations. Important risks and factors that could cause our actual results to be materially different from our expectations are generally set forth in "Risk Factors," "Management's Discussion and Analysis of Financial Condition and Results of Operations," "Business," "Regulation" and other sections in our prospectus. You should thoroughly read this presentation that we refer to with the understanding that our actual future results may be materially different from and worse than what we expect. We qualify all of our forward-looking statements by these cautionary statements.

This presentation contains certain data and information that we obtained from various government and private publications. Statistical data in these publications also include projections based on a number of assumptions. Our industry may not grow at the rate projected by market data, or at all. Failure of this market to grow at the projected rate may have a material and adverse effect on our business and the market price of our Ordinary Shares. In addition, the rapidly changing nature of the collective mobility service industry results in significant uncertainties for any projections or estimates relating to the growth prospects or future condition of our market. Furthermore, if any one or more of the assumptions underlying the market data are later found to be incorrect, actual results may differ from the projections based on these assumptions. You should not place undue reliance on these forward-looking statements.

The forward-looking statements made in this presentation relate only to events or information as of the date on which the statements are made in this prospectus. Except as required by law, we undertake no obligation to update or revise publicly any forward-looking statements, whether as a result of new information, future events or otherwise, after the date on which the statements are made or to reflect the occurrence of unanticipated events. You should read this prospectus and the documents that we refer to in this prospectus and have filed as exhibits to the registration statement, of which this prospectus is a part, completely and with the understanding that our actual future results may be materially different from what we expect.

Industry and Market Data

In this presentation, we rely on and refer to information and statistics regarding the sectors in which we compete and other industry data. We obtained this information and statistics from third-party sources. We have supplemented this information where necessary with our own internal estimates, taking into account publicly available information about other industry participants and our management's best view as to information that is not publicly available.

FREE WRITING PROSPECTUS STATEMENT

This free writing prospectus relates to the proposed public offering of ordinary shares of Webus International Limited (the "Company") and should be read together with the Registration Statement filed by the Company with the U.S. Securities and Exchange Commission (the "SEC") for the offering to which this presentation relates and may be accessed through the following web link.
https://www.sec.gov/Archives/edgar/data/1941158/000157587224000710/vc040_f1a.htm.

The Registration Statement has not yet become effective. Before you invest, you should read the prospectus in the Registration Statement (including the risk factors described therein) and other documents we have filed with the SEC in their entirety for more complete information about us and the offering. You may get these documents for free by visiting EDGAR on the SEC Web site at http://www.sec.gov.

Alternmatively, we or our underwriter wil arrange to send you the prospectus if you contact:
Network 1 Financial Securities, Inc., 2 Bridge Ave, Suite #241,Red Bank, NJ 07701, or by calling +1 (732) 758-9001, or contact Webus International Limited via email: IR@webus.vip.

OFFERING SUMMARY

Issuer	WEBUS INTERNATIONAL LIMITED
Security	Ordinary Shares
Nasdag Capital Market Symbol	WETO
Shares Offered	3,750,000 Ordinary Shares
Over-Allotment Option	562,500 Ordinary Shares
Price Range Per Share	$4.00 ~ $5.00
Gross Proceeds (Mid-point)	$16,875,000 (Assuming the over-allotment option is not exercised)
Underwriter	Network 1 Financial Securities, Inc.

Use of Proceeds

1.Approximately $6.0 million to set up our new subsidiary or representative office in the United States;

2.Approximately $4.0 million of the proceeds will be used for the working capital of our China operations;

3.The remaining amount of the proceeds of this offering will be applied for general corporate and working capital purposes.

★ All terms stated herein are proposed terms

See offering documents for further risks and disclosures. There is no guarantee that any specific outcome will be achieved. Investments may be speculative, illiquid and there is a risk of loss. Past performance is not indicative of future results.

TABLE OF CONTENTS



COMPANY OVERVIEW

WHO WE ARE

We are an emerging leader in China's Collective Mobility Service ("CMS") market that provides hassle-free and cost-effective mobility solutions with real-time AI-augmented online support and 24-7 itinerary management support through the VIE and its subsidiary and Wetour. The CMS utilizes privately-operated vans and buses to offer customers an alternative way to public transportation when traveling in large groups. Customers come to our platform for any type of CMS, from day-to-day commute, inter-city trips, business visits, and cross-provinces travel to guided tours and tailored vacation packages. Our diverse products and service portfolio covers budget, high-end, and customized offerings that appeal to both our individual and corporate customers.

OUR MISSION

Our mission is to make mobility easier and smarter by providing customers with customized commuter shuttle, charted car and bus, and travel services around the world through our global platform powered by big data and advanced algorithms.

ANALYSIS OF CHINA'S OUTBOUND TOURISM MARKET

- Driven by the economic growth and consumption upgrade in China, the PRC outbound tourists and the per capita expenditure of each outbound journey remains at a high level, which has fostered the development of China's outbound tourism market.

- Affected by the pandemic, the outbound travel market witnessed dramatic decline between 2020 to 2023. Nevertheless, as the vigorous efforts from PRC government and the pandemic situation was controlled gradually, China's outbound tourism market has gradually recovered from the COVID-19 pandemic starting in the first half of 2023.

- From **2019** to **2023**, the size of China's outbound tourism market increased from USD **254.6** billion USD **353.2** billion, with **8.52%** CAGR. in the forecast period, China's outbound tourism market is expected to grow from USD **464.2** billion in **2024** to USD **799.6** billion by **2028**, with **14.56%** CAGR.

Size of China's Outbound Tourism Service Market, 2019-2028E

	CAGR(19-23)	CAGR(24E-28E)
Outbound Travel	8.52%	14.56%



USD Billion
900
800
700
600
500
400
300
200
100
0
254.6
131.1
105.7
109.8
353.2
464.2
539.1
615.3
701.4
799.6
2019y
2020y
2021y
2022y
2023y
2024E
2025E
2026E
2027E
2028E

Sourse：ZPI

ANALYSIS OF CHINA'S OUTBOUND TOURISM

MARKET MARKET DRIVERS

Sourse：ZPI

Increasing Disposable Income of Citizens	With the continuous development of economy and consumption upgrade, the per capita disposable income of Chinese residents increased significantly in the recent years, which brings stronger purchasing power. Increasing number of people incline to travel internationally more frequently and spend more money on travel services, which will promote the development of outbound travel industry from the demand side.
Increasing Number of Outbound Tourists	The number of outbound tourists decreased significantly since 2020 due to the pandemic, which led to a sharp reduction of outbound travel market size. Nevertheless, as the gradual recovery of the pandemic and the reopening of borders, the outbound tourists are expected to increase rapidly and the outbound travel market is expected to regain the growth momentum.
Emerging of Content-sharing Social Media Platforms	Triggered by the development of mobile Internet, social media platforms become increasingly popular among consumers. Among them, content sharing social media platforms such as Xiaohongshu attracts a lot of consumers to share their opinions and experiences. These content-sharing social media platforms, as users and KOLs can recommend products and services to consumers on them, are becoming an effective and efficient sales channel for travel products nowadays, which drives the rapid development of outbound travel market.
Increasing Demand for Premium Service	Driven by the steady growth of economy and consumption upgrade, consumers have higher requirement for their outbound travel experience. For instance, previous in-destination transportation used might be public bus, chartered car service run by private, etc., which are uncomfortable and even cannot guarantee safety of consumers. Currently, consumers tend to choose reputable and regular chartered car service, which provide consumers with comfortable in-car experience, ensure their safety, and is equipped with qualified driver who can also serve as a tour guide to introduce the history or information of local attractions or points of interests to consumers.

ANALYSIS OF CHINA'S OUTBOUND TOURISM MARKET DEVELOPMENT TRENDS

Sourse: ZPI

1 Growth in Outbound Tourism Demand from Chinese Travelers

The increasing economic development and living standards in China have led to a significant rise in outbound tourism. Chinese travelers now prefer personalized and customized travel services over traditional group tours, seeking unique and memorable experiences.

2 Cultural and Language Needs

Cultural and language barriers can be significant challenges for Chinese tourists abroad. Overseas Chinese private tour services help travelers better understand and integrate into local cultures, enhancing their travel experiences and driving market growth.

3 Enhancement of Service Quality

High-quality, personalized experiences are crucial for overseas Chinese private tour services to gain a competitive advantage. A strong reputation and positive word-of-mouth further propel market development in this competitive environment.

4 Advancements in Information Technology

Internet technology enables travel service providers to create global online platforms for real-time consumer interaction. Digital marketing through social media and short videos enhances visibility and marketing effectiveness, allowing precise targeting of potential customers.

5 Brand Building and Business Model Innovation

Intelligent services, big data, and AI technologies help in analyzing tourist needs and offering customized solutions. Strengthening brand development and utilizing diverse marketing tools like social media and short videos attract more consumers and enhance market presence.

6 Policy Environment and International Cooperation

Government policies promoting tourism, such as visa facilitation and infrastructure development, benefit the overseas Chinese private group tour service market. These measures increase the customer base, boost spending willingness, and provide comprehensive support services.

OUR BUSINESS



2

PACKAGE TOUR

Destination Small group tour

Private customized tour



1

CAR SERVICES

Chartered car and bus service



3

COMMUTER SHUTTLE SERVICE



GLOBAL CHARTERED CAR AND BUS SERVICE

Seamless Connectivity: We specialize in providing reliable and comfortable airport transfer and chartered car services, designed specifically for Chinese-speaking travelers across the globe.

Easy Online Booking

Convenient Planning: Effortlessly book your transfer or car service in advance through our user-friendly online platform. This ensures a seamless and stress-free start to your journey.

Transparent Pricing

All-Inclusive Rates: Experience the assurance of transparent pricing. Our rates include all fees upfront, with no hidden charges—just one clear, comprehensive price.

Language Support

Chinese Communication: Enjoy seamless communication with our drivers and customer support in Chinese, effectively removing language barriers and enhancing your overall travel experience.

24/7 Customer Support

Round-the-Clock Assistance: Our dedicated customer support team is available anytime, anywhere. With our 24/7 service, you can be assured that assistance is always at hand whenever you need it.

DESTINATION BOUTIQUE
SMALL GROUP TOURS

Curated Local Experiences: We offer diverse and immersive day tours in small groups, allowing travelers to deeply and authentically explore destinations.

01

Richer Selection of Local Day Tours

Diverse Itineraries: Our local day tours are more varied and unique compared to traditional large group tours, providing a deeper and more immersive travel experience.

02

Smaller Group Sizes for Superior Travel Experience

Personal Attention: ncreased guide interaction ensures attention to individual needs.
Comfort and Convenience: Streamlined logistics and reduced wait times lead to a smoother and more enjoyable travel experience.

03

Flexible Cancellation and Modification Policies

Traveler Convenience: Offers greater peace of mind and the flexibility to adapt plans as needed, ensuring a hassle-free and adaptable travel experience.





CUSTOMIZED PRIVATE TOURS

Personalized Luxury: We deliver customized travel experiences tailored to individual preferences. Our private tours provide unmatched flexibility, privacy, and comfort for discerning travelers.

Flexible Itineraries

Tailor-made schedules based on travelers' preferences allow for freedom and convenience without fixed plans.

Exclusive Guide Services

Our dedicated tour guides offer personalized attention and adjustable itineraries to match travelers' interests.

Upgraded Transportation

Private vehicles ensure privacy and comfort, eliminating the need to share with strangers.

Premium Accommodation

We can arrange high-quality lodging tailored to your preferences for a comfortable and personalized stay.

OUR PRODUCTS


Wetour
黄石国家公园
深度4日游
接送机
定制包车
扫码下单
开启你的专属旅程


报价订单
接机
日包
单程


订单列表
全部
待支付
已支付
已失效

APP & WEB

- User-Friendly Design
- Comprehensive Options

Driver APP

- Efficient Job Management
- Detailed Itineraries

Digital Management System

- Data-Driven Insights
- Operational Efficiency

微巴士 webus.vip | Wetour

OUR
COMPETITIVE EDGE
RESOURCE ADVANTAGES

Global Reach

Extensive Coverage: Our expansive network covers 10 countries and over 80 cities/regions, enabling us to offer seamless travel experiences globally.



Canada
USA
UK
Germany
United Arab Emirates
China
Korea
Japan
Singapore
Australia
New Zealand

Contries
10+

Cities/Regions
80+



RESOURCE ADVANTAGES

Rich Drivers Network

Experienced Drivers: Our network includes over 10,000 cooperating drivers who are skilled in navigation and provide valuable local insights and multilingual capabilities, ensuring a rich and personalized travel experience for every client.

Collaboration With Local Tour Operators

Our partnerships with local tour operators enhance our service offerings, enabling us to provide unique and localized experiences. This can enhance the overall quality and variety of our travel packages.

Partnerships with Online Travel Agency Platforms

Establishing strategic alliances with major online travel platforms like **Ctrip, Fliggy, Viator**, and more to become their vertical supplier and expand our service reach.



OUR COMPETITIVE EDGE – SERVICE ADVANTAGES

HIGH DEGREE OF DIGITALIZATION

We utilize advanced digital technology to streamline operations and enhance the customer experience. Our internal platform automates processes such as order entry, dispatch, settlement, and invoicing, improving efficiency and coordination. Through data analysis, we gain insights into user behavior, allowing us to create better products and identify marketing opportunities.

CUSTOMIZATION CAPABILITY

Our extensive network and partnerships enable us to create tailored travel solutions that meet the unique preferences and needs of our clients, making each journey truly distinctive.

USER-CENTERED SERVICE

We focus on building user trust and providing a seamless booking experience with continuous platform improvements. Our 24/7 bilingual support and comprehensive after-sale services, including pre-trip alerts, accident compensation, special refunds, and emergency assistance, ensure exceptional care for our customers.

GROWTH STRATEGIES

IMPROVE PRODUCT CONTENT INNOVATION CAPABILITIES

We plan to drive continued business growth by enhancing our content production and distribution capabilities. Content is an integral part of our business, especially for customized travel business.

We will launch diversified and creative content formats: images, short videos, live broadcasts, and recommend the most relevant customized product content to our users.

We plan to provide innovative content production tools and an efficient content reward mechanism to encourage users, professional travelers, Internet celebrities and the third party social media platforms to jointly develop different customized travel itineraries and further increase user stickiness order rate of users on the platform.



Wetour 定制旅行
HIGHWAY 1
一号公路
一号公路优胜美地6日包车游 | 跨越山与海
Wetour 定制旅行
GRAND TETON
黄石大提顿4日游
走！踏秋去丨黄石大提顿公园4日包车深度游

TikTok 小红书 Instagram

GROWTH STRATEGIES
PARTNERSHIP DEVELOPMENT

01
Further integrate our platform to a comprehensive ecosystem

We plan to continuously develop our platform into a comprehensive mobility ecosystem by building vertical integration within the platform for information flow and capital flow, external horizontal integration between our corporate customers, and end-to-end integration for complete product life cycle value chain.

02
Geographically broaden our service coverage

We will focus on expanding services for Chinese outbound tourists after the pandemic and meeting the needs of overseas Chinese for car use and private customized travel, by continuing to maintain strategic collaborations with large online travel platforms as their vertical business supplier, cooperating with local bus and car rental companies.

03
Investment and Acquisition

We plan to selectively seek acquisitions, investments, joint ventures and collaborations highly strategic and complementary to our business and operations. In particular, we may consider acquiring some customized travel service brands to complement our existing offerings and services. We will also strengthen our vertical integration and strategic partnerships with content providers to further expand our partner network.



MANAGEMENT INTRO



Zheng Nan, CEO

- CEO of Webus since February 2023
- CEO of the VIE since January 2021
- Overseeing operations, product offerings, and management of the group
- Former COO of Uway Inc. (June 2019 – March 2020), a college student career service platform
- Bachelor's degree from Babson College, Wellesley, Massachusetts
- Extensive global tourism experience and deep understanding of tourism industry



Wang Shijie, CFO

- CFO of Webus since February 2023
- CFO of the VIE since September 2022
- Managed accounting, financial reporting, and platform operations
- Former Financial Manager and Operation Platform Manager at Hangzhou Liyixiang Digital Technology Co. Ltd. (April 2018 – August 2021)
- Former Division Chief of General Management Division, Financial Department at Zhongyuan University of Technology (January 2014 – April 2018)
- Master's degree in business administration from Zhongyuan University of Technology and bachelor's degree in auditing from Zhengzhou University
- Holds a Certificate of Intermediate Accountant



Yizhou Chen, Co-COO

- Co-COO of Webus since February 2023
- Co-COO of VIE since November 2020
- Project Manager and Regional Business Manager at Zhejiang Hengsheng Co., Ltd.
- Division Chief of Marketing Department at gotobus.com's China Region (July 2009 – March 2016)
- Bachelor's degree in accounting from Dongguk University, Republic of Korea
- Over 15 years of experience in the bus transportation industry with extensive resources in CMS and tourism



Wenxin He, Co-COO

- Co-COO of Webus since February 2023
- Co-COO of VIE since June 2021
- General Manager and Sales Manager at Hangzhou office of Shenzhen Kuaibangxing Technology Co., Ltd. (September 2017 – August 2020)
- Bachelor's degree in international trade from Zhejiang Sci-Tech University Science and Art College

微巴士 webus.vip | Wetour

BALANCE SHEET

CONSOLIDATED BALANCE SHEETS

(Amounts in Renminbi ("RMB") and U.S. dollars ("US$"), except for share and per share data)

	As of June 30,		
	2022	2023	2023
	RMB	RMB	US$
ASSETS			
Current assets:			
Cash and cash equivalents	2,877,541	2,151,180	302,987
Accounts receivable	3,065,295	295,924	41,680
Deferred offering costs	-	5,192,203	731,306
Prepaid expenses and other current assets	2,566,287	2,091,174	294,536
Total current assets	**8,509,123**	**9,730,481**	**1,370,509**
Non-current assets:			
Property and equipment, net	34,954,819	34,909,709	4,916,930
Right-of-use assets	406,048	352,807	49,692
Total non-current assets	**35,360,867**	**35,262,516**	**4,966,622**
TOTAL ASSETS	**43,869,990**	**44,992,997**	**6,337,131**
LIABILITIES			
Current liabilities:			
Short-term borrowings	-	10,000,000	1,408,471
Accounts payable	4,007,722	410,925	57,878
Deferred revenue	2,144,519	865,714	121,933
Income tax payable	-	128,175	18,053
Lease liabilities	284,689	285,225	40,173
Accrued expenses and other current liabilities	843,297	1,442,574	203,182
Total current liabilities	**7,280,227**	**13,132,613**	**1,849,690**
TOTAL LIABILITIES	**7,280,227**	**13,132,613**	**1,849,690**
Commitments and Contingencies			
SHAREHOLDERS' EQUITY			
Ordinary Shares (US$0.0001 par value per share; 500,000,000 and 500,000,000 shares authorized as of June 30, 2022 and 2023; 35,000,000 and 35,000,000 shares issued and outstanding as of June 30, 2022 and 2023, respectively*)	22,260	22,260	3,135
Additional paid-in capital	52,182,341	65,063,327	9,163,978
Share subscription receivable	-22,260	-22,260	-3,135
Accumulated deficit	-15,592,324	-33,223,158	-4,679,384
Accumulated other comprehensive (loss)/income	-254	20,215	2,847
Total shareholders' equity	**36,589,763**	**31,860,384**	**4,487,441**
TOTAL LIABILITIES AND SHAREHOLDERS'	**43,869,990**	**44,992,997**	**6,337,131**

CONDENSED CONSOLIDATED BALANCE SHEETS

(Amounts in Renminbi ("RMB") and U.S. dollars ("US$"), except for share and per share data)

	As of June 30,	As of December 31,	
	2023	2023	2023
	RMB	RMB	US$
		(unaudited)	(unaudited)
ASSETS			
Current assets:			
Cash and cash equivalents	2,151,180	3,007,641	423,617
Accounts receivable	295,924	458,828	64,625
Deferred offering costs	5,192,203	5,355,974	754,373
Prepaid expenses and other current assets	2,091,174	1,976,957	278,449
Total current assets	**9,730,481**	**10,799,400**	**1,521,064**
Non-current assets:			
Property and equipment, net	34,909,709	34,609,616	4,874,662
Right-of-use assets	352,807	213,919	30,130
Total non-current assets	**35,262,516**	**34,823,535**	**4,904,792**
TOTAL ASSETS	**44,992,997**	**45,622,935**	**6,425,856**
LIABILITIES			
Current liabilities:			
Short-term borrowings	10,000,000	10,000,000	1,408,471
Accounts payable	410,925	1,931,935	272,107
Deferred revenue	865,714	1,614,128	227,345
Income tax payable	128,175	53,481	7,533
Lease liabilities	285,225	141,236	19,893
Accrued expenses and other current liabilities	1,442,574	1,682,626	236,992
Total current liabilities	**13,132,613**	**15,423,406**	**2,172,341**
Long-term borrowing	-	2,200,000	309,864
Other long-term liabilities	-	369,599	52,057
Total non-current liabilities	**-**	**2,569,599**	**361,921**
TOTAL LIABILITIES	**13,132,613**	**17,993,005**	**2,534,262**
Commitments and Contingencies			
SHAREHOLDERS' EQUITY			
Ordinary Shares (US$0.0001 par value per share; 500,000,000 and 500,000,000 shares authorized as of June 30, 2023 and December 31, 2023; 35,000,000 and 35,000,000 shares issued and outstanding as of June 30, 2023 and December 31, 2023, respectively*)	22,260	22,260	3,135
Additional paid-in capital	65,063,327	65,063,327	9,163,978
Share subscription receivable	-22,260	-22,260	-3,135
Accumulated deficit	-33,223,158	-37,458,730	-5,275,952
Accumulated other comprehensive income	20,215	25,333	3,568
Total shareholders' equity	**31,860,384**	**27,629,930**	**3,891,594**
TOTAL LIABILITIES AND SHAREHOLDERS' EQUITY	**44,992,997**	**45,622,935**	**6,425,856**

Convenience translation: Amounts in US$ are presented for the convenience of the reader and are translated at the rate of US$1.00 = RMB7.0999, representing the noon buying rate set forth in the H.10 statistical release of the U.S. Federal Reserve Board on December 29, 2023. No representation is made that the RMB amounts could have been, or could be, converted, realized, or settled into US$ at that rate, or at any other rate.

INCOME STATEMENT

CONSOLIDATED STATEMENTS OF INCOME STATEMENT

(Amounts in Renminbi ("RMB") and U.S. dollars ("US$"), except for share and per share data)

	For the years ended June 30,		
	2022	2023	2023
	RMB	RMB	US$
Revenues	129,945,733	154,226,006	21,722,279
Cost of revenues	-121,102,462	-145,998,264	-20,563,425
Gross profit	**8,843,271**	**8,227,742**	**1,158,854**
Operating expenses:			
Sales and marketing expenses	-4,131,152	-14,656,903	-2,064,382
General and administrative expenses	-6,613,271	-10,428,318	-1,468,798
Research and development expenses	-5,406,033	-2,367,231	-333,418
Total operating expenses	**-16,150,456**	**-27,452,452**	**-3,866,598**
Operating loss	**-7,307,185**	**-19,224,710**	**-2,707,744**
Other income/(expenses)			
Financial expenses, net	-261,670	-788,073	-110,998
Other income, net	986,912	2,630,368	370,480
Total other income, net	**725,242**	**1,842,295**	**259,482**
Loss before income tax expense	**-6,581,943**	**-17,382,415**	**-2,448,262**
Income tax expense	-	-248,419	-34,989
Net loss	**-6,581,943**	**(17,630,834**	**-2,483,251**
Other comprehensive (loss)/income:			
Foreign currency translation adjustments, net of nil tax	-254	20,469	2,883
Total other comprehensive	**-254**	**20,469**	**2,883**
Total comprehensive loss	**-6,582,197**	**-17,610,365**	**-2,480,368**
Loss per ordinary share			
Basic and diluted*	-0.19	-0.50	-0.07
Weighted average number of ordinary shares outstanding			
Basic and diluted*	35,000,000	35,000,000	35,000,000

UNAUDITED CONDENSED CONSOLIDATED STATEMENTS OF INCOME STATEMENT

(Amounts in Renminbi ("RMB") and U.S. dollars ("US$"), except for share and per share data)

	For the six months ended December 31,		
	2022	2023	2023
	RMB	RMB	US$
	(unaudited)	(unaudited)	(unaudited)
Revenues	93,721,085	24,299,188	3,422,469
Cost of revenues	-89,119,819	-21,386,284	(3,012,195
Gross profit	**4,601,266**	**2,912,904**	**410,274**
Operating expenses:			
Sales and marketing expenses	-3,128,560	-4,213,766	(593,497
General and administrative expenses	-5,097,264	-2,589,165	(364,676
Research and development expenses	-1,186,380	-812,680	(114,464
Total operating expenses	**-9,412,204**	**-7,615,611**	**(1,072,637**
Operating loss	**-4,810,938**	**-4,702,707**	**(662,363**
Other income/(expenses)			
Financial expenses, net	-455,342	-455,550	(64,163
Other income, net	2,246,659	942,824	132,794
Total other income, net	**1,791,317**	**487,274**	**68,631**
Loss before income tax expense	**-3,019,621**	**-4,215,433**	**(593,732**
Income tax expense	-42,007	-20,139	(2,837
Net loss	**-3,061,628**	**-4,235,572**	**(596,569**
Other comprehensive (loss)/income:			
Foreign currency translation adjustments, net of nil tax	-1,088	5,118	721
Total other comprehensive (loss)/income	**-1,088**	**5,118**	**721**
Total comprehensive loss	**-3,062,716**	**-4,230,454**	**-595,848**
Loss per ordinary share			
Basic and diluted*	-0.09	-0.12	-0.02
Weighted average number of ordinary shares outstanding			
Basic and diluted*	35,000,000	35,000,000	35,000,000

Convenience translation: Amounts in US$ are presented for the convenience of the reader and are translated at the rate of US$1.00 = RMB7.0999, representing the noon buying rate set forth in the H.10 statistical release of the U.S. Federal Reserve Board on December 29, 2023. No representation is made that the RMB amounts could have been, or could be, converted, realized, or settled into US$ at that rate, or at any other rate.

FINANCIAL HIGHLIGHTS

For the years ended June 30


Revenue
(audited)
USD Millions
21.72
18.68%
18.30
FY22
FY23

For the six months ended December 31


Gross Margin
(reviewed)
11.99%
144%
4.91%
1H FY23
1H FY24

Convenience translation: Amounts in US$ are presented for the convenience of the reader and are translated at the rate of US$1.00 = RMB7.0999, representing the noon buying rate set forth in the H.10 statistical release of the U.S. Federal Reserve Board on December 29, 2023. No representation is made that the RMB amounts could have been, or could be, converted, realized, or settled into US$ at that rate, or at any other rate.

FINANCIAL HIGHLIGHTS


For the six months ended December 31
Revenue Breakdown
(reviewed)
5%
95%
41%
59%
Domestic
Oversea
1H FY23
1H FY24


For the six months ended December 31
Gross Profit Breakdown
(reviewed)
15%
85%
5%
95%
Domestic
Oversea
1H FY23
1H FY24


For the six months ended December 31
Revenue From Oversea
(reviewed)
USD Thousands
238%
602.38
2036.17
1H FY23
1H FY24


For the six months ended December 31
Gross Profit From Oversea
(reviewed)
USD Thousands
294%
99.21
391.12
1H FY23
1H FY24


For the six months ended December 31
Gross Margin From Oversea
(reviewed)
16.47%
19.21%
1H FY23
1H FY24

Convenience translation: Amounts in US$ are presented for the convenience of the reader and are translated at the rate of US$1.00 = RMB7.0999, representing the noon buying rate set forth in the H.10 statistical release of the U.S. Federal Reserve Board on December 29, 2023. No representation is made that the RMB amounts could have been, or could be, converted, realized, or settled into US$ at that rate, or at any other rate.

CONTACT

Issuer:

Webus International Limited

ir@webus.vip

T4-2505, European and American Financial City, Xiangwang Street, Yuhang District, Hangzhou

www.webus.vip
www.wetourglobal.com

+86-571-58000026

Underwriter:

Network 1 Financial Securities, Inc.

Jsun@netw1.com

2 Bridge Ave, Suite #241,Red Bank, NJ 07701

https://network1.com

+1 (732) 758-9001